Exhibit (3.1)

              AMENDMENTS TO THE EASTMAN KODAK COMPANY'S BY-LAWS


                RESOLVED: That Section 1 entitled "Stock Certificates" of Article 6 entitled "Capital Stock" of the Eastman Kodak Company Amended and Restated By-Laws dated May 11, 2005 is amended in its entirety, effective immediately, to read as follows:

Section 1. Stock Certificates.

Shares of stock of the corporation shall be represented by certificates, or shall be uncertificated shares that may be evidenced by a book-entry maintained by the transfer agent and/or registrar of such stock, or a combination of both.

To the extent that shares are represented by certificates of stock, such certificates shall be issued only in numerical order with or without an alphabetic prefix or suffix. Certificates shall be signed by or bear the facsimile signatures of the Chairman, the President, or one of the Vice-Presidents and the Secretary, the Treasurer, Assistant Secretary or Assistant Treasurer. Certificates shall also be signed by or bear the facsimile signature of one of the transfer agents and of one of the registrars of the corporation as permitted or required by law. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon any such certificate shall thereafter have ceased to be such officer, transfer agent or registrar before the certificate is issued, it may be issued by the corporation with the same effect as if the signatory had not ceased to be such at the date of its issue.

                RESOLVED: That Section 2 entitled "Transfer of Shares" of Article 6 entitled "Capital Stock" of the Eastman Kodak Company Amended and Restated By-Laws dated May 11, 2005 is amended in its entirety, effective immediately, to read as follows:

Section 2. Transfer of Shares.

Transfers of certificated shares, except where otherwise provided by law or these by-laws, shall be made on the books of the corporation pursuant to authority granted by power of attorney duly executed and filed by the holder thereof with one of the transfer agents, upon surrender of the certificate or certificates of the shares and in accordance with the provisions of the Uniform Commercial Code as adopted in New Jersey and as amended from time to time.

Transfers of uncertificated shares, except where otherwise provided by law or these by-laws, shall be made on the books of the corporation upon receipt of proper transfer instructions from the registered holder of the uncertificated shares or by such person's attorney lawfully constituted in writing and in accordance with the provisions of the Uniform Commercial Code as adopted in New Jersey and as amended from time to time.